Exhibit 23

Consent of Independent Auditors

     We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-58305 on Form S-8 for the registration of 5,000,000 Common Shares pertaining to the Lincoln Electric Holdings, Inc. 1998 Stock Plan (as Amended, Restated and Renamed as of May 1, 2003) of our report dated January 29, 2003, with respect to the consolidated financial statements and schedule of Lincoln Electric Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Cleveland, Ohio
October 23, 2003